Exhibit 99.1

Remarks of the Chair and the Chief Executive
Prepared for the Annual Meeting of Stockholders
November 19, 2025
CHAIR:

News Corp has a long tradition of great journalism, profound creativity, clever innovation and entrepreneurship. Fiscal 2025 was no exception. We continue to meet the moment at a time when the media landscape is evolving rapidly. That spirit of ingenuity and purpose helped make fiscal 2025 a record year as we focused on strengthening our core pillars and deepening our digital expertise. Simply put, our robust results in fiscal 2025 are no accident.

In the age of Artificial Intelligence, human insight and judgment are crucial. Journalism, books and quality data, information and analysis are vital components of a healthy society. Intellectual property must be respected, and we will continue to fight for IP rights. That fight is important for both our company and for our broader community as well.

The strength of the company’s fiscal 2025 financial performance is also a testament to the leadership across all of News Corp. I extend my thanks to our Chairman Emeritus, Rupert Murdoch, whose leadership and vision continue to inspire us. I am also grateful to our Chief Executive, Robert Thomson, for his guidance of the company. I thank our employees for their collective efforts and our loyal shareholders for their enduring faith. We remain acutely conscious of our responsibility to those investors.

CHIEF EXECUTIVE:

As Lachlan articulated, fiscal 2025 was an outstanding year for News Corp. We achieved record-breaking profitability on a continuing operations basis, and reported robust earnings across all four quarters. Our performance reflects the enduring value of our world-class content and the resilience of our distinguished portfolio of brands, which are thriving in the AI age.

Revenues rose 2% to nearly $8.5 billion, and Total Segment EBITDA improved 14% to just over $1.4 billion, a record for the company, while our net income from continuing operations increased 71% to $648 million.

These benchmark results enhanced our financial position and thus our ability to return capital to shareholders. That potency was reflected in our free cash flow for fiscal 2025, which was $571 million compared to $540 million in the prior year. Hence the Board authorized a new $1 billion stock repurchase program in early fiscal 2026, in addition to the approximately $300 million remaining from the previous $1 billion program authorized four years ago, and we markedly increased the rate of repurchases in the first quarter.

We remain dedicated to generating value with a focus on our three growth pillars—Dow Jones, Digital Real Estate Services and Book Publishing—which accounted for the majority of our Total Segment EBITDA for the year. The recent sale of Foxtel Group to our partners at DAZN further focused our portfolio and bolstered our cash position.

It has become clearer over the past year that discerning audiences crave valuable content amidst a morass of mediocrity and mendacity. Our journalists and writers and creators of all kinds are conscious of both the responsibility and the opportunity, cognizant that we are at an historic inflection point in the age of AI.

The value of intellectual property remains vital if we are collectively to realize our potential. Much is made of the competition with China, but America’s advantage is ingenuity and creativity. To undermine that comparative advantage by stripping away IP rights is to vandalize our virtuosity.

Companies are spending tens of billions on data centers, tens of billions on chips and tens of billions on energy generation. These same companies need to spend tens of millions or more on the content crucial for their success. They also need to ensure that the information eco-system remains healthy, that there is a range of varied and verifiable sources, and that Woke AI does not become the digital default.

Turning now to our fiscal 2025 performance, Dow Jones had another strong year, fueled by growth in the Professional Information Business. The addition of Dragonfly Intelligence and Oxford Analytica further solidified Risk and Compliance as a premier source for any business aiming to thoughtfully and legally navigate complex global landscapes. And as for The Wall Street Journal, we reported a 10% increase in digital circulation revenues for the Dow Jones consumer division in the fourth quarter.

Digital Real Estate Services revenues rose 9% for the year, and posted increased Segment EBITDA growth of 18%. At Move, fiscal 2025 finished strongly, with fourth quarter revenue rising 3%, supported by the company’s three growth areas—Rentals, New Homes and Seller. Momentum continued into the first quarter of fiscal 2026, with revenues rising 9%, the highest growth rate in nearly four years.

REA posted another healthy year in Fiscal 2025 with 12% revenue growth to $1.25 billion, alongside continued improvement in audience reach. We are pleased to welcome new Chief Executive Officer Cameron McIntyre, whose experience in driving digital businesses will be invaluable. And we sincerely thank Owen Wilson for his outstanding contributions over the last decade.

Book Publishing posted its second-best revenue year on record in fiscal 2025, along with notable Segment EBITDA growth. Performance was weighted to the first half, due to the impact of a strong front list and the success of Hillbilly Elegy and Wicked. Digital revenues expanded, supported by our partnership with Spotify, which extended its audiobook offerings across key markets.

Profitability at News Media improved, driven by editorial creativity and cost consciousness. There were also benefits to our mastheads from our digital partnerships with the principled technology platforms, and subscription growth at News UK and News Corp Australia. The Times and The Sunday Times increased their circulation base, closing the year with 640,000 paying digital subscribers, up from 594,000 a year ago.

The increased reach and the improvement in profitability over the past decade of the New York Post continued. The masthead plays a unique role in the New York area and well beyond. That potency will expand with the launch of the California Post, a new Los Angeles-based masthead, in early 2026.

To conclude, the company’s impressive performance is a testament to our transformation. That success would simply not be possible without the savvy leadership of Lachlan Murdoch and the enduring resonance of our Chairman Emeritus, Rupert Murdoch, as well as the thoughtful engagement of an astute Board. We also salute the invaluable contributions of our employees around the world as we collectively remain dedicated to creating value for all our shareholders.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.
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